EXHIBIT k

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT made as of the 1st day of September, 1998, between the Mallard Fund, Inc., a Maryland Corporation (the "Fund") and Arthur Andersen LLP, an Illinois limited liability partnership ("AA").

      A. The Fund is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a closed-end management investment company.

      B. The Fund desires to employ AA to provide certain fund administration, accounting and tax services, exclusive of investment advisory services; and

      C. AA is willing to furnish such administration and accounting services to the Fund on the terms and conditions set forth herein.

      NOW,THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Fund and AA agree as follows:

SECTION 1.  REPRESENTATIONS, WARRANTIES AND COVENANTS

      1.1 FUND GOVERNANCE. The Fund represents, warrants and covenants as follows:

            (a) The Fund is, and at all times during the term of this Agreement will be, duly registered and in good standing under the 1940 Act as a closed-end management investment company, as presently evidenced by the following showings attached hereto respectively as Exhibits A-1, A-2, A-3 and A-4:

                   (i) the Fund's Notification of Registration filed pursuant to
            Section 8(a) of the 1940 Act with the Securities and Exchange Commission ("SEC") on October 15, 1996,

                  (ii) the Fund's Registration Statement on Form N-2 under the Securities Act of 1933 (the "1933 Act") (File No. 333-26791) and under the 1940 Act (File No. 811-7861), as filed with the SEC relating to the Fund and the Fund's Shares, and all amendments thereto,

                  (iii) the Fund's (x) filed notice of eligibility to claim
            exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (y) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in
            Section 4.10(d) of the CFTC's General Regulations, or (z) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator", and


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                  (iv) any and all inspection or investigation reports received by the Fund from the SEC since the Fund's inception.

            (b) The Fund is not aware of any present non-compliance matters or threatened enforcement actions by the Securities Exchange Commission or any other federal or state regulatory agency;

            (c) True and complete copies of the Articles of Incorporation (including all amendments thereto) and the By-laws of the Fund (collectively, the "Governing Documents") are respectively attached hereto as Exhibits B-1 and B-2 and said Governing Documents will not be further amended or modified in any manner adverse to AA during the term of this Agreement, except upon sixty (60) days prior written notice to AA;

            (d) The draft resolutions attached hereto as Exhibit C are in form and substance as intended to be presented to the Board of Directors of the Fund with respect to the appointment of AA as Fund administrator and the approval of this Agreement and the Fund will provide AA with certification of such action taken within ninety (90) days upon written request by AA;

            (e) The incumbency certificate and signature schedule attached hereto as Exhibit D (i) is a true and complete listing of all current Fund officers and authorized signatories (the "Authorized Persons") duly empowered to act on behalf of the Fund and (ii) contains the authentic original signatures of said Authorized Persons;

            (f) All of the outstanding shares of the Fund presently are owned of record and beneficially by William S. Dietrich II ("Dietrich") or estate planning trusts controlled by Dietrich (the "Permitted Shareholders") and during the term of this Agreement: (x) no Fund shares will be issued or otherwise transferred to any person other than a Permitted Shareholder and
      (y) no trustee change of control will occur with respect to any Permitted Shareholders which are estate planning trusts, except in each case upon sixty (60) days prior written notice to AA;

            (g) The investments of the Fund are limited to the classes of investments specifically described in the Governing Documents (the "Permitted Investments") and said classes of Permitted Investments will not be changed or modified during the term of this Agreement, except upon sixty (60) days advance written notice to AA; and

            (h) The Schedule of Agreements attached hereto as, respectively, Exhibits E-1 and E-2 includes true and complete copies of the Fund's existing agreements with (x) Mellon Bank, N.A. as the Fund's custodial agent and (y) Cambridge Capital Advisors, Inc. as the Fund's investment advisors.

      The Fund will immediately notify AA of, and furnish AA with true and complete copies evidencing, any changes, amendments, modifications, additions or supplements relating to the foregoing representations and warranties immediately upon the occurrence of any such event.


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      1.2 CHANGE IN CIRCUMSTANCES. Notwithstanding the foregoing provisions of
Section 1.1, any change, amendment, modification, addition, or supplement relating to the representations and warranties made in paragraphs (a), (b), (c),
(f) or (g) of Section 1.1 hereof shall be a "Change in Circumstances" for the purposes of Section 5 of this Agreement. With respect to paragraph 1.1(b), on a going-forward basis any material non-compliance matter or any enforcement action of any nature by the SEC or any other regulatory authority shall be a "Change in Circumstances" for the purposes of Section 5 of this Agreement.

SECTION 2.  ADMINISTRATION, ACCOUNTING AND TAX SERVICES

      2.1 APPOINTMENT AS ADMINISTRATOR. The Fund hereby appoints AA to provide certain administration, accounting and tax services to the Fund for the term of this Agreement. Subject to the terms and conditions of this Agreement, AA hereby accepts such appointment and agrees to furnish the services expressly set forth herein.

      2.2 ADMINISTRATIVE SERVICES. Subject to the direction and control of the Fund and to the extent not otherwise the responsibility of, or provided by, other service or supply agents of the Fund, AA agrees to provide the following administrative services:

            (a) supply office facilities (including a mailing address, which may be in AA's own offices) and, at the Fund's expense, stationery and office supplies;

            (b) prepare preliminary drafts of annual, semi-annual and any quarterly reports to the Fund's shareholders and provide assistance in compiling and formatting data to be included in registration materials and reports to the SEC and proxy statements or information statements, it being understood that the content and distribution of final reports and registrations shall be the sole responsibility of the Fund, excepting only the accurate reporting of financial data compiled by AA (and excluding all narrative portions of such materials);

            (c) monitor the Fund's status with respect to the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended from time to time, based upon information made available to AA without independent investigation;

            (d) prepare and assist in the distribution of the Fund's notices announcing dividend declarations and other distributions, together with related tax and regulatory notices, in form and substance as directed and approved by an Authorized Person;

            (e) prepare financial statements, footnotes and other financial materialsto be included in reports distributed by the Fund to Fund shareholders and/or the SEC; it being understood that the content and distribution of final statements and materials shall be the sole responsibility of Fund management, excepting only the accurate reporting of financial data as compiled by AA (and excluding all narrative portions of such materials);

            (f) perform the investment restriction and limitations compliance tests specified on Schedule 2.2(f) attached hereto on a periodic basis;


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            (g) prepare state and local (if any) tax returns for the Fund for the State of Maryland and, if so advised in writing by legal counsel for the Fund, for the State of Pennsylvania;

            (h) compile and transmit all materials required to be filed in order for the Fund to continue its fidelity bond coverage in accordance with Rule 17j-1 under the 1940 Act;

            (i) prepare preliminary drafts of the Fund's N-SAR filings, it being understood that the content and distribution of such filings shall be the sole responsibility of Fund management, excepting only the accurate reporting of financial data as compiled by AA (and excluding all narrative portions of such materials); and

            (j)   maintain the Fund's stock ledger.

      2.3 ACCOUNTING SERVICES. AA will provide the following accounting functions to the Fund:

            (a)   On a daily basis, AA will:

                  (1) Journalize the Fund's investment, capital share and income and expense activities;
                  (2) Verify investment buy/sell trade tickets when received from the Fund;
                  (3)   Maintain individual ledgers for investment securities;

                  (4)   Maintain historical tax lots for each security;
                  (5) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Fund with the beginning cash balance available for investment purposes;
                  (6)   Update the cash availability;
                  (7) Post to and prepare the Fund's Statement of assets and Liabilities and Statement of Operations;

                  (8) Notify the Custodian of all disbursements to be made from the Fund as directed by Written Instructions;
                  (9)   Calculate capital gains and losses;
                  (10)  Determine the Fund's net income; and
                  (11) Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments.

            (b)   On a periodic basis, AA will:

                  (1) Prepare quarterly financial statements, which will include without limitation the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;


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                  (2)   Prepare quarterly security transactions summaries;
                  (3) Prepare quarterly broker security transactions summaries;
                  (4) At such times as stated in the Fund's then current prospectus:

                        a. obtain security market prices (i) from pricing sources specified by the Fund, or (ii) if such market prices are not readily available, then from alternative sources specified by the Fund, and in either case report such prices as obtained from others in the form attached hereto as Exhibit B, it being understood that AA may conclusively rely upon such values obtained by others without independent investigation and that AA is not providing valuation services hereunder;
                        b. In the case of debt instruments with remaining maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;
                        c. Transmit or mail a copy of the portfolio valuations to the Fund;
                        d. Compute the Net asset value per share of the Fund;
                        e. Compute the Fund's yields, total returns, expense ratios and portfolio turnover rate;

                  (5) Supply various Fund statistical data as reasonably requested on an ongoing basis;
                  (6) Assist in the preparation of support schedules necessary for completion of the Fund's Federal and state tax returns;
                  (7) Assist in the preparation of the Fund's annual and semiannual reports with the SEC on Form N-SAR for filing by the Fund;
                  (8) Assist in the preparation of the fund's annual, semiannual and quarterly reports to shareholders and any proxy and/or information statements, for filing by the Fund;
                  (9) Monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 (the "Code"), as amended from time to time, based upon information made available to AA without independent investigation;
                  (10) Determine the amount of dividends and other distributions available for distribution to shareholders as necessary to, among other things, maintain the Fund's qualification as a regulated investment company under the Code; and
                  (11) Furnish data necessary to prepare Form 1099 reports and notices.

       2.4  TAX MATTERS.

            (a) AA's sole responsibility with respect to its tax services under this Agreement shall be as a preparer as that term is defined in the Internal Revenue Code, as amended or its equivalent pursuant to Maryland or Pennsylvania law, if applicable . AA shall have no responsibility (i) to actually file any tax returns or reports, although AA will deliver all

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      such returns and reports to the Fund in time to allow the Fund to file them in a timely fashion, provided the Fund has provided all information requested by AA on a timely basis, or (ii) for the payment of any taxes, penalties or interest (other than as provided in subsection (c) below) imposed upon the Fund. AA will provide its tax services under this Agreement in accordance with existing state and federal tax laws, rules and regulations.

            (b) Should AA become aware of subsequent administrative or judicial developments that would affect the Fund's prior years' tax liability, AA will attempt to bring them to the Fund's attention. However, AA does not assume responsibility for discovering potential tax issues or opportunities. Any tax services the Fund may request AA to provide that relate to any such prior year's tax liability shall be the subject of a separate written services agreement. AA may call to the Fund's attention matters that arise during the normal course of its work that would be the basis of a claim for tax refund. However, AA does not assume the responsibility of discovering potential claims for tax refunds.

            (c) To the extent the Internal Revenue Service (the "IRS") or other federal government entity, any state or local taxing authority or other governmental entity, or equivalent authority in any applicable foreign jurisdiction, imposes a penalty upon the Fund resulting solely from AA's negligence or willful misconduct, AA shall reimburse the Fund for the cost of such penalty. In no event will AA be responsible for any penalty caused in whole or in part by (i) inaccurate or incomplete information provided by the Fund, (ii) the failure by the Fund to provide information on a timely basis, (iii) any actions or omissions of any third-party software or third-party services, or (iv) any actions of AA which are not negligent or which do not constitute willful misconduct. With respect to any penalty for which AA is responsible hereunder, AA shall have the right to appeal such penalty assessment at its own cost. In contesting or negotiating settlement of any penalty with a taxing or other government authority, neither party will compromise any defense to a penalty for which the other is responsible in an attempt to achieve a more favorable settlement with respect to any penalty for which it is itself responsible unless it obtains the prior consent of the other party. Notwithstanding anything to the contrary, AA shall not be responsible for the payment of (i) any penalty in the nature of interest imposed by the IRS or any state or local taxing authority, or equivalent foreign authority, except to the extent such penalty exceeds the amount of interest (relating to the deficiency) imputed under this Agreement to the taxpayer at the deemed interest rate equivalent to the prime rate at Mellon Bank at the time the tax should have been paid, or (ii) any penalty or other liability imposed under
      Section 6662 of the Internal Revenue Code (or any similar provision under state, local or foreign law) if AA has informed the Fund of the means by which to avoid such penalty through disclosure or if the Fund otherwise decides to take a tax return position knowing there may be risk of penalty.

      2.5 EXCLUDED SERVICES. AA will not provide investment advisory services to the Fund and shall not perform any services which may require AA or any AA personnel to register as an individual or entity subject to regulation, as an investment advisor or otherwise, under the to the 1940 Act or other federal, state or local securities laws and regulations. Under no circumstances shall AA

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or any AA personnel serve as an officer, director or (other than with respect to ministerial acts expressed stated herein) agent for the Fund other than as specifically provided in Schedule 2.5 attached hereto. AA expressly disclaims responsibility for, and the Fund hereby acknowledges its full responsibility for, ensuring the Fund's compliance with federal or state securities laws or regulations, including without limitation the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act and the CEA. AA shall have no obligation to take any action on behalf of the Fund other than as specifically set forth herein or as may be specifically agreed to by AA in writing. In no event shall AA be obligated to perform any services that would cause AA to be in conflict with any law, rule or regulation, or any internal AA policy.

      2.6   AUTHORITY TO ACT.

            (a) In performing its services under this Agreement, AA is conclusively entitled to rely upon oral instructions which AA believes in good faith to be received from any Authorized Person. Written instructions shall be countersigned by two Authorized Persons, delivered by hand, mail, telegram, cable, telex or facsimile and actually received by AA. AA's entitlement to conclusively rely upon oral instructions or written instructions received as provided above shall apply regardless of any actual or apparent conflict with the Governing Documents or other action of the Fund regardless of AA's actual or constructive knowledge of the same. AA may, in its sole discretion, decline to act upon any oral instruction pending receipt of confirming written instructions. Nothing contained in this Section 2.6(a) shall excuse any action or omission on the part of AA constituting (x) willful malfeasance in acting or refusing to act upon oral or written instructions or (y) a breach of AA's obligations under this Agreement.

            (b) The Fund agrees to promptly forward to AA confirming written instructions confirming oral instructions, by the close of business the same day that such oral instructions are given to AA. The Fund agrees that the fact that such confirming written instructions are not received by AA shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving oral instructions. The Fund agrees that AA shall incur no liability to the Fund or any third party in acting upon oral instructions given to AA hereunder concerning such transactions, regardless of the subsequent receipt of conflicting written instructions. All actions taken by AA will be performed on a best efforts basis, but without penalty for any delay in execution.

Nothing contained in this Section 2.6 shall create any presumption or preclude any party from asserting the alleged content of any oral notices.

      2.7 RECORDKEEPING. AA will keep and maintain all records created by AA in the performance of its services hereunder, including all records originated by AA required to be maintained under Section 31(a) of the 1940 Act and the Rules thereunder. All records shall be available for inspection and use by the Fund. Upon reasonable request of the Fund, copies of such records shall be provided by AA to the Fund or the Fund's authorized representatives at the Fund's expense and subject to appropriate releases in accordance with AA's standard business

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practices. Where applicable, such records shall be maintained by AA for the periods and in the places required by Rule 31a-2 under the 1940 Act.

      2.8 COOPERATION WITH AUDITS AND INSPECTIONS. AA agrees, at the Fund's expense, to cooperate with the Fund's independent public accountants and any regulatory agency asserting authority over the Fund and shall provide account records, fiscal year summaries and other audit related schedules, subject to appropriate releases in accordance with AA's standard business practices.

SECTION 3. FUND RESPONSIBILITIES

The Fund acknowledges that AA's performance of the services is dependent upon the Fund's timely and effective performance of the Fund's responsibilities under this Agreement and the Fund's timely decisions and approvals. The responsibilities and obligations of the Fund under and pursuant to this Agreement include, but are not limited to, the following:

      (a) Providing AA with complete and accurate information required by AA to perform its services in a timely manner;

      (b) Making available, promptly after requested by AA, management decisions, approvals, acceptances and such other information and assistance desired or required by AA to perform its obligations under this Agreement;

      (c)  Being responsible for the Fund's financial statements;

      (d) Establishing and maintaining the Fund's policies (including finance and accounting policies) and an effective overall system of internal controls;

      (e) Making available the services of any of its officers to assist AA in the transition of the services to AA, as reasonably requested by AA;

      (f) Making the Fund's officers, agents and advisors available to and causing them to communicate with AA and AA personnel during business hours as AA may reasonably request;

      (g) Reviewing, agreeing to and filing all tax returns and other filings prepared by AA;

      (h) Inspecting and reviewing all tax work product prepared by AA within ten (10) business days after receipt thereof or such other time frames as may be mutually agreed;

      (i)  Paying all taxes, interest and penalties; and

      (j) Retaining ultimate responsibility for tax policy decisions and judgment decisions;

SECTION 4.  FEES AND EXPENSES


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     4.1   PAYMENTS.

           (a) The Fund shall pay AA (i) an initial fee of $10,000 payable upon execution of this Agreement and (ii) an annual fee of $70,000 per year ($5,833 per month) for providing the services hereunder. AA shall send the Fund a monthly invoice. Payment shall be due within twenty (20) days following the date of AA's invoice to the Fund. The Fund shall pay a late payment charge, computed on a daily basis at the monthly rate of 1.0%, for any amounts not paid within thirty (30) days of the invoice date. Should a dispute arise over an invoice, the Fund will immediately pay the undisputed portion of the invoice and promptly pay the disputed portion (or applicable part thereof) if and when the dispute is resolved in AA's favor.

           (b) The Fund shall reimburse AA for reasonable out-of-pocket expenses (e.g., travel, lodging, supplies, etc.) incurred by AA in connection with rendering the services under this Agreement. AA shall send the Fund a monthly invoice for the aggregate amount of the AA expenses during the preceding month, which invoice will describe and document such expenses in reasonable detail. Payment shall be due within ten (10) days following the date of AA's invoice to the Fund. The Fund shall pay a late payment charge, computed on a daily basis at the monthly rate of 1.5%, for any amounts not paid within thirty (30) days of the invoice date. Should a dispute arise over an invoice, the Fund will immediately pay the undisputed portion of the invoice and promptly pay the disputed portion (or applicable part thereof) if and when the dispute is resolved in AA's favor.

           (c) In addition to the other charges payable under this Agreement, the Fund shall be solely responsible for the payment of any taxes and duties based upon the facilities, assets, services and/or products provided by AA, exclusive of any taxes based upon AA's income.

      4.2 EXPENSES OF THE FUND. The Fund agrees that it will pay all the Fund's expenses, which expenses payable by the Fund shall include, without limitation:

            a. Fees payable for investment advisory services, if any;
            b. Fees payable for services provided by the Fund's independent public accountants;
            c. The cost of obtaining quotations or other fair valuation resources for calculating the value of the Fund's assets;
            d. Taxes, if any, levied against the Fund;
            e. Brokerage fees, mark-ups and commissions in connection with the purchase and sale of portfolio securities;
            f. Costs, including the interest expense, of borrowing money;
            g. Costs and/or fees incident to holding meetings of the Board of directors and shareholders, preparation (including typesetting, printing and EDGAR conversion charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Fund, filing of reports with

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regulatory bodies, maintenance of the Fund's existence, and registration of Fund
Shares with federal and state (if applicable) securities authorities;
            h. Legal fees and expenses
            i. Costs of printing share certificates representing Fund shares;
            j. Fees payable to, and expenses of, members of the Directors who are not "interested persons" of the Fund
            k. Out-of-pocket expenses incurred in connection with the provision of administration and accounting services;
            l. Premiums payable on the fidelity bond required by section 17(g) of the 1940 Act, and any other premiums payable on insurance policies related to the Fund's business and its investment activities;
            m. Fees, voluntary assessments and other expenses incurred in connection with the Fund's membership in investment company organizations; and
n. Such non-recurring expenses as may arise, including actions, suits or proceedings to which the Fund is a party, and the contractual obligation which the Fund may have to indemnify its Directors and officers with respect thereto.

Except as otherwise agreed by AA, AA will not reimburse the Fund for (or have deducted from its fee payable under this Agreement) any Fund expenses in excess of any expense limitations imposed by state securities commissions having jurisdiction over the sale of Fund shares.

SECTION 5.  TERM AND TERMINATION

      5.1 TERM AND RENEWAL. This Agreement shall be effective as of the date first above written and shall continue for an initial term of one (1) year, subject to prior termination as set forth in this Section 5. This Agreement shall be automatically extended for successive one-year extension terms unless either party provides written notice at least sixty (60) days prior to the automatic renewal date of such party's election to terminate this Agreement. AA agrees to transfer to any successor entity all relevant books, records and other data established or maintained by AA under this Agreement.

      5.2 Termination upon Change in Circumstances. IN THE EVENT OF A CHANGE IN CIRCUMSTANCES, AS DEFINED BY SECTION 1.2 OF THIS AGREEMENT, THIS AGREEMENT MAY BE TERMINATED BY EITHER PARTY EFFECTIVE UPON THE FIRST TO OCCUR OF: (I) THIRTY
(30) DAYS NOTICE OF INTENT TO TERMINATE, IN THE CASE OF TIMELY MADE CHANGE NOTIFICATIONS BY THE FUND OR (II) THE DAY PRIOR TO THE EFFECTIVE DATE OF SUCH CHANGE IN CIRCUMSTANCE, IF AA IS PROVIDED LESS THAN SIXTY (60) DAYS ADVANCE NOTICE OF SUCH CHANGE IN CIRCUMSTANCE.

      5.3 TERMINATION FOR CAUSE. This Agreement may be terminated by either party for cause upon the occurrence of a material breach of this Agreement by the other party, which breach remains unremedied by the breaching party for thirty (30) days following the earlier of (x) written notice specifying the nature of such breach or (y) the date an obligation to report such breach first arose, whether or not in fact so reported.

SECTION 6.  LIMITED WARRANTY; REMEDIES; INDEMNIFICATION


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      6.1   LIMITED WARRANTY.  AA represents and warrants that AA will provide its services under this Agreement acting in good faith and in a workmanlike manner.

      6.2 LIMITATION OF DAMAGES. AA shall have no liability (whether asserted in contract, tort or otherwise) arising from or relating to the performance by AA of its services under this Agreement absent acts or omissions constituting willful misfeasance, bad faith, gross negligence, or reckless disregard by AA of its obligations hereunder. AA's maximum liability for claims hereunder shall be equal to fees actually received by AA for the twelve (12) month period immediately preceding such claim, except that this limitation shall not apply to any indemnification obligation or bad acts (such as theft or misappropriation) by AA or any AA personnel . In no event shall AA be held liable for consequential (including lost profits or forgone savings), incidental, exemplary, punitive or similar damages regardless of AA's notice of the possibility or likelihood of such damages. This limitation of remedy is the specifically negotiated bargain of the parties relied upon as a basis for entering into this Agreement. Neither party may assert against the other party any claim in connection with this Agreement unless the asserting party has given the other party written notice of the claim within one (1) year after the asserting party first knew or should have known of the facts giving rise to such claim.

     6.3   INDEMNIFICATION.

           (a) The Fund shall indemnify and hold harmless AA and its personnel from and against any taxes, charges, expenses, assessments, payment, loss, cost or expense (including reasonable attorneys' fees) paid or incurred by AA at any time arising out of or relating to AA's services under this Agreement, including without limitation whatsoever as to type or kind of claim, (i) liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA or any similar foreign, federal, state or local law or regulation (the "Securities Laws") and (ii) the use or disclosure by the Fund of any deliverable item except to the extent finally determined to have resulted from acts of gross negligence, malfeasance, bad faith or reckless disregard by AA or AA personnel. This provision shall survive the termination of this Agreement.

                 (b) AA shall indemnify the Fund and its personnel against any damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property incurred while AA is performing our services and to the extent caused by the negligent or willful acts or omissions of our personnel or agents in performing the services under this Agreement. AA will further defend you and indemnify you against any damage or expense finally awarded against you relating to any claim that any AA deliverable infringes a presently existing United States patent, copyright or trade secret. This provision will not apply to the extent the infringement is caused by (i) your misuse of the deliverable;
     (ii) your failure to use corrections or enhancements made available to you;
     (iii) your use of our deliverable in combination with any product or information not owned, developed or provided by us; (iv) your use of the deliverable for other than your internal purposes; or (v) information, directions or materials provided by you or any third party.

           (c) In order for the indemnification provisions contained in this
     Section 6.3 to apply, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party

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     advised with respect to all material non-privileged developments concerning such claim. The indemnifying party shall have the option to participate in the defense of an indemnified claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case except with the indemnifying party's written approval.

SECTION 7.  CONFIDENTIALITY; PROPRIETARY RIGHTS

      7.1 CONFIDENTIALITY. AA agrees on behalf of itself and its personnel to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders, and not to use such records and information for any purpose other than for the performance of its responsibilities and duties hereunder, except disclosures made in response to legal process after prior notification to the Fund.

      7.2 RESTRICTIONS ON USE OF NAME. The Fund shall not use the name of AA or any of its affiliates in any registration statement, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing by AA; provided, however, that specific approval is not required for all uses of AA's name that merely refer in accurate terms to its appointments hereunder as may be required by the SEC or in communications in the ordinary course of business with Fund agents or participants. AA shall not use the name of the Fund in a manner not approved prior thereto by the Fund.

     7.3 OWNERSHIP IN WORK PRODUCT. The Fund shall be the exclusive owner of all analysis and data relating to the contract financial and accounting services (the "CFA DATA") created in connection with this Agreement; provided that AA may retain one copy of any CFA Data for its files. All work product and supporting documentation prepared by AA in connection with its performance of tax services (collectively, the "TAX DOCUMENTS") shall be jointly owned by The Fund and AA. Notwithstanding any contrary provision of this Agreement (i) The Fund shall receive no right or interest to any preexisting proprietary products owned by AA or any third party and used by AA to perform under this Agreement, including but not limited to AA's proprietary tools and methodologies; and (ii) AA shall be the owner of any methodologies, conceptual approaches and software it may develop in the course of this Agreement. AA, including its employees who perform services pursuant to this Agreement, may perform similar or comparable services and functions for third parties, and may use ideas, expressions, skill and experience acquired by it before and while rendering the Services or Additional Services to perform such other third-party engagements.

During the term of this Agreement and for a period of at least six (6) years thereafter or such longer period as may be required to meet applicable governmental or professional standards, the Fund will: (i) maintain and retain copies of all CFA Data and Tax Documents in substantially the same condition and form as was provided by AA, (ii) afford AA and its representatives access to the CFA Data and Tax Documents whenever AA may request, (iii) give AA prompt notice of any subpoena or other validly issued process requesting disclosure of any CFA Data or Tax Document, and (iv) allow AA to make and retain copies of any CFA

Data and Tax Documents. AA shall reimburse the Fund for any out-of-pocket expenses incurred in making such materials available.

SECTION 8.  MISCELLANEOUS

      8.1 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Fund or AA without the prior written consent of the other party. AA may, however, at any time or times, in its discretion, appoint (and may at any time remove) other parties as its agent to carry out such provisions of this Agreement as AA may from time to time direct; provided, however, that the appointment of any such agent shall not relieve AA of any of its responsibilities or liabilities hereunder, and AA shall give the Fund prior written notice of any such appointments.

      8.2 EQUIPMENT OR DATA TRANSMISSION FAILURE. In the event of equipment failures or the unavailability of market data beyond AA's reasonable control, AA shall, at no additional expense to the fund, take commercially reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

      8.3   RIGHT TO RECEIVE AND RELY UPON ADVICE.

            (a) In the event that AA is in doubt as to any action to be taken or omitted by it, it may request, and shall receive from the Fund, oral or written instructions where appropriate.

            (b) In the event that AA is in doubt as to any question of law involved in any action being considered by AA in the performance of its services pursuant to this Agreement, AA is entitled to seek and conclusively rely upon written advice from legal counsel of its own choosing (which legal counsel may be retained counsel for the Fund or AA or the in-house legal counsel for AA, at the option of AA).

            (c) In case of conflict between oral instructions and written instructions received by AA pursuant to subsection (a) of this section and written advice received by AA from legal counsel pursuant to subsection (b) of this section, AA shall be entitled to conclusively rely on and follow advice received from legal counsel.

      8.4 NON-SOLICITATION. During the term of this Agreement and for six months following its termination, the Fund shall not employ, solicit or make any offers to employ any AA employees or partners (including former Fund employees), or any subcontractors used by AA in the performance of the services, without the prior written consent of AA. AA shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the Fund in an amount equal to one year's salary of any partner, employee or subcontractor the Fund employs, solicits or offers to employ in violation of this paragraph.

      8.5 AMENDMENTS. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by a written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

      8.6 GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted and as amended form time to time, this Agreement shall be interpreted and enforced according to the internal laws of Pennsylvania.

      8.7 INTEGRATED AGREEMENT. This Agreement embodies the entire understanding of the parties and supercedes all prior communications or inducements.

      8.8 NO INTENDED BENEFICIARIES. This Agreement has been entered into for the sole benefit of the Fund and AA, and in no event shall any third-party beneficiaries be created hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARTHUR ANDERSEN LLP


By:___________________________
        Partner



The MALLARD FUND, INC.


By:
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